Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 21, 2018, relating to the consolidated financial statements and financial statement schedule of Westar Energy, Inc. and subsidiaries, and the effectiveness of Westar Energy Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Westar Energy, Inc. for the year ended December 31, 2017, and our report dated May 29, 2018 appearing in the Annual Report on Form 11-K of Westar Energy, Inc. Employees’ 401(k) Savings Plan for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri

June 15, 2018